Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-49966

Pricing Supplement No. 2 dated November 16, 2001
(To Prospectus Supplement dated March 22, 2001 and Prospectus dated December 7, 2000)

CENTEX CORPORATION

Senior Medium-Term Notes, Series E
Floating Rate Notes

Principal Amount:	$30,000,000
CUSIP No.:	15231EBG2
Type:	Regular Floating Rate
Interest Rate Basis:	3 month LIBOR
Designated LIBOR Page:	Telerate 3750
Initial Interest Rate:	4.15%
Original Issue Date:	November 21, 2001
Stated Maturity:	November 21, 2004
Price to Public (Issue Price per
$1,000 Principal Amount):	100.00%
Discount or Commission:	$75,000
Net Proceeds to Centex:	$29,925,000
Spread:	+200 Basis Points
Interest Rate Reset Period:	Quarterly
Interest Determination Dates:	Two London Business Days prior to
each Interest Reset Date
Interest Payment and Reset Dates:	February 21, May 21,
August 21, November 21
(commencing February 21, 2002)

        This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $30,000,000 Senior Medium-Term Notes, Series E (the “Notes”), described herein. Of the $30,000,000 of Notes, $10,000,000 is being sold to UBS as principal and $20,000,000 is being sold through UBS as agent. It is expected that delivery of the Notes will be made against payment therefor on or about November 21, 2001.

        We may issue Senior Medium-Term Notes, Series E, and Subordinated Medium-Term Notes, Series E, under Registration Statement No. 333-49966 in a principal amount of up to $500,000,000 in gross proceeds and, to date, including this offering, an aggregate of $142,000,000 has been issued.

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